Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of November 7, 2011 (the “Agreement”) by and among IOWORLDMEDIA, INCORPORATED, a Florida corporation (“World Media”), UP YOUR RATINGS, INC., an Ohio corporation (“UYR”), and all of the shareholders of UYR whose names are set forth on Exhibit A attached hereto (the “UYR Holders”).

WHEREAS, the authorized capital of World Media consists of 250,000,000 shares of common stock, par value $0.001 per share (the “World Media Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “World Media Preferred Stock”);

WHEREAS, the UYR Holders own the number of shares of common stock, no par value per share of UYR (“UYR Common Stock”), set forth opposite their name of Exhibit A;

WHEREAS, each of the UYR Holders believes it is in such person’s best interest to exchange with World Media all of the UYR Common Stock such person holds for the shares of World Media Common Stock set forth opposite such person’s name on Exhibit A attached hereto; and

WHEREAS, it the intention of the parties that such exchange of shares shall qualify as a: (i) tax-free reorganization under Section 368(b) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “1933 Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF UYR SECURITIES FOR WORLD MEDIA COMMON STOCK

Section 1.1                      Agreement of UYR Holders and World Media to Exchange UYR Common Stock for World Media Common Stock.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the UYR Holders shall sell, assign, transfer, convey and deliver all of the UYR Common Stock to World Media, and World Media shall accept the UYR Common Stock from the UYR Holders in exchange for the issuance to the UYR Holders of the number of shares of World Media Common Stock set forth opposite the names of the UYR Holders on Exhibit A hereto.

Section 1.2                      Closing.  The closing of the exchange to be made pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m. EST on the first business day after the conditions to closing set forth in Articles V, VI, VII have been satisfied or waived (the “Closing Date”) at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, New York, or at such other time, date and place as the parties hereto shall agree in writing. At the Closing, the UYR Holders shall deliver to World Media the certificates representing one hundred percent (100%) of the UYR Common Stock, duly endorsed for transfer or accompanied by appropriate stock powers duly executed in blank.  In full consideration and exchange for the UYR Common Stock, World Media shall issue and exchange to each UYR Holder the World Media Common Stock set forth opposite the name of the UYR Holder on Exhibit A.

Section 1.3                      Tax Treatment. The exchange described herein is intended to comply with Section 368(b)(1)(B) of the Code, and all applicable regulations thereunder.  In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF WORLD MEDIA

World Media represents, warrants, and agrees as follows:

Section 2.1                      Corporate Organization.

(a)           World Media is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by World Media or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, prospects, financial condition, net income or results of operation of World Media (a “World Media Material Adverse Effect”);

(b)           Copies of the Articles of Incorporation and Bylaws of World Media have been filed with the Securities and Exchange Commission (“SEC”). Such copies are accurate and complete as of the date hereof and neither of the foregoing documents have been amended.  The minute books of World Media are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of World Media and adequately reflect all material actions taken by the Board of Directors and shareholders of World Media.  World Media is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation or Bylaws, except for any violation or breach that will not have a World Media Material Adverse Effect.

Section 2.2                      Authorization and Validity of Agreements.  World Media has all corporate power, capacity and authority to own all of its assets, to carry on all aspects of the business conducted by World Media (the “World Media Business”), and to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by World Media and the consummation by World Media of the transactions contemplated hereby have been duly authorized by all necessary corporate action of World Media, and no other corporate proceedings on the part of World Media are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section2.3                      No Conflict or Violation.  The execution, delivery and performance of this Agreement by World Media does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which World Media is a party or by which it is bound or to which any of their respective  properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of World Media, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which World Media is bound.

Section 2.4                       Capitalization of World Media.  The authorized capital stock of World Media consists of 250,000,000 shares of World Media Common Stock and 5,000,000 shares of World Media Preferred Stock. Of such authorized capital, 135,347,479 shares of World Media Common Stock are issued and outstanding as of the date hereof and 3,000,000 shares of World Media Preferred Stock are issued and outstanding as of the date hereof. All of the World Media Common Stock to be issued pursuant to this Agreement shall have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof.  As of the date of this Agreement there are, and as of the Closing Date there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock, except for the currently existing rights to convert the currently outstanding shares of World Media Preferred Stock into World Media Common Stock, except for the outstanding 1,000,000 stock options exercisable for 1,000,000 shares of World Media Common Stock, except for the $400,000 of convertible debt owed to an affiliate of management, and except for the 30,000,000 shares of World Media Common Stock to be issued pursuant to this Agreement.

Section 2.5                      Consents and Approvals.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by World Media or performance by World Media of its obligations hereunder.

Section 2.6                      Financial Statements.  World Media’s financial statements (the “Financial Statements”) contained in its filings with the SEC have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, and are true, complete and correct.  The Financial Statements fairly present the financial condition, assets, liabilities and results of operations of World Media as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments in the case of quarterly financial information.  Except as set forth in the Financial Statements, World Media has no material liabilities (contingent or otherwise).  World Media is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.  World Media maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP until Closing.  There are no facts known to World Media that, under GAAP consistently applied, would alter the information contained in the Financial Statements in any material respect.

Section 2.7                      No Adverse Events.

(a) There is no, and as of the Closing Date there shall not be any, event, condition, circumstance or prospective development which threatens or may threaten to have a World Media Material Adverse Effect; and

(b) there has not been, and as of the Closing Date there shall not be, any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of World Media or any redemption, purchase or other acquisition of any capital stock of World Media or any other of World Media’s securities.

Section 2.8                      Pending or Threatened Litigation. World Media is not a party to any suit, action, arbitration or legal, administrative or other proceeding, nor is there any governmental investigation which is pending or threatened against or affecting World Media, the World Media Business, or any of World Media’s assets, nor does World Media have any knowledge of any act or omission of World Media that would form any material basis for any such action or proceeding.  World Media is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.

Section 2.9                       Tax Returns, Payments and Elections. World Media has filed or is in the process of completing for filing and will file all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below), all such Tax Returns are accurate, complete and correct in all material respects, and World Media has timely paid all Taxes due.  For purposes of this Agreement, the following terms have the following meanings:  ”Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.  There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of, any Tax, governmental charge or deficiency by World Media.  World Media is not aware of any contingent Tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing any earlier Tax Return. World Media agrees to indemnify and hold harmless the UYR Holders from and against all loss, cost, liability and expense they may incur as a result of, in connection with or by reason of any failure by World Media to file any Tax Returns required to have been filed, but not yet filed, as of the date hereof.

Section 2.10                      Broker’s or Finder’s Fees.  World Media is not a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

Section 2.11                      World Media Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of World Media which are not reflected in the Financial Statements except those incurred in the ordinary course of business since the date of the most recent Financial Statements filed by World Media with the SEC.  World Media has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation.

Section 2.12                      No Debt to Related Parties. World Media is not, and on the Closing Date will not be, indebted to any World Media stockholders nor to any family member thereof, nor to any affiliate, director or officer of World Media, except accounts payable on account of bona fide business transactions of World Media incurred in normal course of the World Media Business consistent with the account payables described on Schedule 2.12 attached hereto.

Section 2.13                      No Dividends. No dividends or other distributions on any shares in the capital of World Media have been made, declared or authorized since the date of the most recent Financial Statements filed by World Media with the SEC.

Section 2.14                      No Payments. No payments of any kind have been made or authorized since the date of the most recent World Media Financial Statements filed with the SEC to or on behalf of officers, directors, shareholders or employees of World Media or under any management agreements with World Media, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

Section 2.15                      Licenses. World Media holds all licenses and permits as may be requisite for carrying on the World Media Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a World Media Material Adverse Effect.

Section 2.16                      Applicable Laws. World Media has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a World Media Material Adverse Effect, and, to the knowledge of World Media, World Media is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a World Media Material Adverse Effect.

Section 2.17                      No Bankruptcy. World Media has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against World Media and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of World Media.

Section 2.18                      Title. World Media is the legal and beneficial owner of all of its material assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in World Media’s filings with the SEC as of the date hereof.

Section 2.19                      World Media Material Contracts. All of World Media’s currently existing material contracts have been filed by World Media with the SEC (the “World Media Material Contracts”).

Section 2.20                      No Default. There has not been any default in any material obligation of World Media or any other party to be performed under any of the World Media Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in World Media’s filings with the SEC), and World Media is not aware of any default in the obligations of any other party to any of the World Media Material Contracts.

Section 2.21                      Securities Laws. World Media has complied in all respects with applicable federal and state securities laws, rules and regulations, including the Sarbanes Oxley Act of 2002, as such laws, rules and regulations apply to World Media and its securities; and all shares of capital stock of World Media have been issued in accordance with applicable federal and state securities laws, rules and regulations.  World Media is current in all of its filings with the SEC.  World Media has taken all actions necessary on its part such that Rule 144 of the regulations promulgated under the Securities Act of 1933, as amended, is available to the holders of World Media Common Stock subject only to such holder’s ability to satisfy the requirements of Rule 144 applicable to such a holder.  There are no stop orders in effect with respect to any of World Media’s securities.

Section 2.22                       Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of World Media in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.23                      Representations as of the Closing Date.  Each of the representations and warranties of World Media contained in this Article II will be true at and as of the Closing Date as though such representations and warranties were made as of such time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UYR

UYR represents, warrants, and agrees as follows:

Section 3.1                      Corporate Organization.

(a) UYR is duly organized, validly existing and in good standing under the laws of Ohio and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by UYR or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, prospects, financial condition, net income or results of operation of UYR (an “UYR Material Adverse Effect”).

(b) Copies of the current Articles of Incorporation and Code of Regulations of UYR have been furnished to World Media.  Such copies are accurate and complete as of the date hereof and neither of the foregoing documents have been amended.  The minute books of UYR are current, complete and accurately reflect all meetings of the Board of Directors and shareholders of UYR, and committees of the Board of Directors of UYR from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of UYR.  UYR is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation or Code of Regulations.

Section 3.2                      Authorization and Validity of Agreements.  UYR has all corporate power, capacity and authority to own all of its assets, to carry on all aspects of the business conducted by UYR (the “UYR Business”) and to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by UYR and the consummation by UYR of the transactions contemplated hereby have been duly authorized by all necessary corporate action of UYR and no other corporate proceedings on the part of UYR are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.3                      No Conflict or Violation.  The execution, delivery and performance of this Agreement by UYR does not and will not violate or conflict with any provision of its Articles of Incorporation or Code of Regulations, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which UYR is a party or by which it is bound or to which any of their respective  properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of UYR, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which UYR is bound.

Section 3.4                      Capitalization of UYR.  Title to the UYR Securities.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, UYR shall have authorized only 750 shares of common stock, no par value per share, of which only 400 shares will be issued and outstanding. No such shares are subject to forfeiture by the holders thereof upon the occurrence of certain events. The foregoing shares are the sole authorized and outstanding shares of capital stock of UYR. There are no outstanding securities, rights or obligations which are exercisable for or convertible into UYR Common Stock. Furthermore, at Closing, the UYR Holders will be the registered and beneficial owners of all outstanding shares of capital stock of UYR, and such shares will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever.  There are no restrictions on the transfer, sale or other disposition of the outstanding capital stock of UYR contained in the charter documents of UYR or under any agreement.

Section 3.5                      Options, Warrants or Other Rights. No person, firm or corporation has any agreement, option, warrant, commitments, conversion rights, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of shares of the outstanding capital stock of UYR or for the purchase, subscription or issuance of any of the unissued shares in the capital stock of UYR.

Section 3.6                      Financial Statements and Tax Returns. UYR has no financial statements.  UYR has provided to World Media copies of all Tax Returns desired by World Media, which Tax Returns are correct and complete in all material respects and accurately reflect UYR’s financial condition.

Section 3.7                      No Adverse Events.

(a) There is no, and as of the Closing Date there shall not be any, event, condition, circumstance or prospective development which threatens or may threaten to have an UYR Material Adverse Effect; and

(b) there has not been, and as of the Closing Date there shall not be, any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of UYR or any redemption, purchase or other acquisition of any capital stock of UYR or any other of UYR’s securities.

Section 3.8                      Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to UYR, the UYR Business, or any of the UYR Assets, nor does UYR have any knowledge of any deliberate act or omission of UYR that would form any material basis for any such action or proceeding.

Section 3.9                      Tax Returns. All Tax Returns of UYR required by law to be filed have been filed and are true, complete and correct, and any Taxes payable in accordance with any Tax Return filed by UYR or in accordance with any notice of assessment or reassessment issued by any Tax Authority have been so paid.  Adequate provisions have been made for Taxes payable for the current period for which Tax Returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of, any Tax, governmental charge or deficiency by UYR.  UYR is not aware of any contingent Tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier Tax Returns.

Section 3.10                      Broker’s or Finder's Fees. UYR is not a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

Section 3.11                      UYR Accounts Receivable. All the UYR accounts receivable, to the extent that any such accounts receivable might exist, result from bona fide business transactions and services actually rendered without, to the knowledge and belief of UYR and the UYR Holders, any claim by the obligor for set-off or counterclaim.

Section 3.12                      UYR Accounts Payable; Liabilities; and Retained Earnings. There are no liabilities, contingent or otherwise, of UYR, and UYR has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation, and has no accounts payable.  UYR has a retained deficit and has no retained earnings.

Section 3.13                      No Debt to Related Parties. UYR is not and on Closing will not be, indebted to the UYR Holders nor to any family member thereof, nor to any affiliate, director or officer of UYR or the UYR Holders except accounts payable on account of bona fide business transactions of UYR incurred in normal course of UYR Business, including any employment agreements with the UYR Holders, none of which are more than thirty (30) days in arrears.

Section 3.14                      No Dividends. No dividends or other distributions on any shares in the capital of UYR have been made, declared or authorized since its inception, other than any distributions that may have been made to UYR Holders relating to UYR’s status as an S corporation.

Section 3.15                      No Payments. No payments of any kind have been made or authorized since its inception to or on behalf of the UYR Holders or to or on behalf of officers, directors, shareholders or employees of UYR or under any management agreements with UYR, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

Section 3.16                      Licenses. UYR holds all licenses and permits as may be requisite for carrying on the UYR Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have an UYR Material Adverse Effect.

Section 3.17                      Applicable Laws. UYR has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which applies to them the violation of which would have a material adverse effect on the UYR Business, and, to the knowledge of UYR, UYR is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the UYR Business.

Section 3.18                      No Bankruptcy. UYR has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against UYR and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of UYR.

Section 3.19                      Business Assets. The UYR assets as listed on Schedule 3.19 hereto comprise all of the property and assets of the UYR Business of every kind and description wheresoever situated including, without limitation, equipment, inventory, UYR material contracts, accounts receivable, cash, intangible assets and goodwill, and all credit, charge banking cards issued to UYR (collectively the “UYR Assets”), and neither the UYR Holders nor any other person, firm or corporation owns any assets used by UYR in operating the UYR Business, whether under a lease, rental agreement or other arrangement.

Section 3.20                      Title. UYR is the legal and beneficial owner of the UYR Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever.

Section 3.21                      UYR Material Contracts. The UYR Material Contracts listed in Schedule 3.21 constitute all of the material contracts of UYR.  The “UYR Material Contracts” shall mean the burden and benefit of and the right, title and interest of UYR in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which UYR is entitled in connection with the UYR Business whereunder UYR is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others, or which cannot be terminated without liability on not more than one month's notice.  Complete copies of all UYR Material Contracts have been delivered to World Media, none are in default, and none require the consent of any third party to the transaction contemplated by this Agreement.

Section 3.22                      No Default. There has not been any default in any material obligation of UYR or any other party to be performed under any of UYR Material Contracts, each of which is in good standing and in full force and effect and unamended, and UYR is not aware of any default in the obligations of any other party to any of the UYR Material Contracts.

Section 3.23                      No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of UYR.  UYR is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

Section 3.24                      Subsidiaries. UYR does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm and UYR does not own any subsidiary and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Section 3.25                      Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of UYR in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.26                      Representations as of the Closing Date. Each of the representations and warranties of UYR contained in this Article III will be true at and as of the Closing Date as though such representations and warranties were made as of such time.

ARTICLE IV

INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE UYR HOLDERS

Each of the UYR Holders, for himself or itself alone and not for any other UYR Holder, severally but not jointly represents, warrants, and agrees as follows:

Section 4.1                      Investment Representations.  (a) All of the World Media Common Stock  to be acquired by the UYR Holder pursuant to this Agreement will be acquired hereunder solely for the account of such UYR Holder, for investment, and not with a view to the resale or distribution thereof. Each UYR Holder understands and is able to bear any economic risks associated with such UYR Holder’s investment in the World Media Common Stock. Each UYR Holder has had full access to all the information such UYR Holder considers necessary or appropriate to make an informed investment decision with respect to the World Media Common Stock to be acquired under this Agreement.

Section 4.2                      UYR Holder Status. Each UYR Holder is either (i) an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act), or (ii) not a “U.S. person” (as such term is defined in Regulation S promulgated under the 1933 Act) and is not acquiring the World Media Common Stock  for the benefit of any U.S. person.

Section 4.3                       Reliance on Exemptions.  Such UYR Holder understands that the World Media Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that World Media is relying upon, among other things, the truth and accuracy of, and such UYR Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such UYR Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such UYR Holder to acquire the World Media Common Stock

Section 4.4                      Information.  Such UYR Holder and its advisors, if any, have been furnished with all materials relating to the offer and sale of the World Media Common Stock which have been requested by such UYR Holder. Such UYR Holder and its advisors, if any, have been afforded the opportunity to ask questions of World Media.  Neither such inquiries nor any other due diligence investigations conducted by such UYR Holder or its advisors, if any, or its representatives shall modify, amend or affect such UYR Holder’s right to rely on the representations and warranties contained herein. Such UYR Holder understands that its investment in the World Media Common Stock involves a high degree of risk and is able to afford a complete loss of such investment.  Such UYR Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision in respect of its acquisition of the World Media Common Stock.

Section 4.5                      No Governmental Review.  Such UYR Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the World Media Common Stock or the fairness or suitability of the investment in the World Media Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the World Media Common Stock.

Section 4.6                      Transfer or Resale.  Such UYR Holder understands:  (i) the World Media Common Stock has not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such UYR Holder shall have delivered to World Media an opinion of counsel, in a form reasonably acceptable to World Media, to the effect that such World Media Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such UYR Holder provides World Media with assurance reasonably acceptable to World Media that such World Media Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the World Media Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the World Media Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither of World Media or any other person is under any obligation to register the World Media Common Stock under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

Section 4.7                      Title to the UYR Securities.  At Closing, each UYR Holder will be the registered and beneficial owners of that number of outstanding shares of capital stock of UYR as shown on Exhibit A, and such shares will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever.

Section 4.8                      Representations as of the Closing Date.  Each of the representations and warranties of each UYR Holder contained in this Article IV will be true at and as of the Closing Date as though such representations and warranties were made as of such time.

ARTICLE V

COVENANTS THROUGH THE CLOSING DATE

Section 5.1                      Certain Changes and Conduct of Business.

(a) From and after the date of this Agreement and until the Closing Date, World Media shall not, other than in the ordinary course of business:

(i)           make any change in its Articles of Incorporation or Bylaws or its capital stock, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; or

(ii)           take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material respects.

(b)            From and after the date of this Agreement and until the Closing Date, UYR and each UYR Holder shall:

(i)  from and after the date of this Agreement until the Closing Date, UYR shall not issue any additional shares of its capital stock or other securities, except as necessary to achieve and maintain the holdings of the UYR Holders as reflected on Exhibit A hereto;

(ii)  continue to maintain the title to any of UYR Assets to be clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed herein;

(iii)  continue to maintain the title to all shares of capital stock of UYR to be clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed herein;

(iv)  continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

(v)  conduct no business other than maintaining its corporate existence and making necessary governmental filings; and

(vi)  keep its books of account, records and files in the ordinary course and in accordance with existing practices.

Section 5.2                      Access to Properties and Records.  UYR shall afford World Media’s accountants, counsel and authorized representatives, and World Media shall afford to UYR’s accountants, counsel and authorized representatives, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

            Section 5.3                       Consents and Approvals.  The parties shall:

(a)  use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

(b)   diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

The parties further agree that none of them believe that any such consents, waivers, authorization or approvals are needed in connection with the transactions contemplated hereby.  To the extent that any such action would be needed, each of the parties agrees to use its reasonable commercial efforts, and to cooperate with each other, to make such filings and take such other actions as may be necessary to obtain such consent, waiver, authorization or approval, provided, however, that no party hereto shall be required or obligated to incur any out-of-pocket costs in connection therewith.  Any costs that may be required of UYR of any UYR Holder shall be paid by World Media, if World Media requests UYR or any UYR Holder to incur such costs.

Section 5.4                       UYR Financial Statements.  If World Media desires financial statements of UYR, the UYR shall use its commercial reasonable efforts to cooperate with and assist World Media and its accountants in the preparation of such financial statements.  All costs of obtaining any such UYR financial statements shall be borne entirely by World Media.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF UYR AND UYR HOLDERS

The obligations of UYR and the UYR Holders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by UYR and the UYR Holders in their sole discretion:

Section 6.1                      Representations and Warranties of World Media. All representations and warranties concerning World Media made in this Agreement shall be true and correct on and as of the Closing Date as if again made by World Media as of such date.

Section 6.2                      Agreements and Covenants.  World Media shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3                      Consents and Approvals.  Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 6.4                      No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of World Media, taken as a whole, shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5                      Other Closing Documents.  The UYR Holders shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of World Media or in furtherance of the transactions contemplated by this Agreement as they or their counsel may reasonably request.

Section 6.6                      Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation or that would be reasonably likely to have a World Media Material Adverse Effect, shall have been instituted or threatened against World Media.

Section 6.7                      Directors and Officers.  All of the current directors of World Media, shall remain intact.  Effective as of the Closing Date, all of the current directors and officers of UYR shall resign from all such positions.

Section 6.8                      No Material Adverse Effects.  There shall not have occurred:

(a)           any World Media Material Adverse Effect; or

(b)   any damage, destruction, loss or other event, including changes to any laws or statutes applicable to World Media or the World Media Business (whether or not covered by insurance) constituting a World Media Material Adverse Effect.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF WORLD MEDIA

The obligations of World Media to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by World Media in its sole discretion:

Section 7.1                      Representations and Warranties of UYR and UYR Holders.  All representations and warranties made by UYR and the UYR Holders in this Agreement shall be true and correct on and as of the Closing Date as if again made by UYR and the UYR Holders on and as of such date.

Section 7.2                      Agreements and Covenants.  UYR and the UYR Holders shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.3                      Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 7.4                      No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of UYR, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 7.5                      Other Closing Documents.  World Media shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of UYR and the UYR Holders or in furtherance of the transactions contemplated by this Agreement as World Media or its counsel may reasonably request.

Section 7.6                      Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation or that would be reasonably likely to have an UYR Material Adverse Effect, shall have been instituted or threatened against UYR or any UYR Holder.

Section 7.7                      UYR Tax Returns.  Prior to the Closing Date, UYR shall have delivered to World Media, copies of all UYR Tax Returns prepared as of the date hereof, to the extent World Media requests such copies.

Section 7.8                      No Material Adverse Effects.  There shall not have occurred:

(a)        any UYR Material Adverse Effect; or

(b)        any damage, destruction, loss or other event, including changes to any laws or statutes applicable to UYR or the UYR Business (whether or not covered by insurance) constituting an UYR Material Adverse Effect.

ARTICLE VIII

TERMINATION AND ABANDONMENT

SECTION 8.1                      Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a)  By the mutual written consent of the parties;

(b)   By World Media upon a material breach of any representation, warranty, covenant or agreement on the part of UYR or the UYR Holders set  forth in this Agreement, or if any representation or warranty of UYR or the UYR Holders shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c)   By UYR or the UYR Holders, upon a material breach of any representation, warranty, covenant or agreement on the part of World Media set forth in this Agreement, or, if any representation or warranty of World Media shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

(d)   By any party, if the Closing shall not have consummated on or before December 31, 2011;

(e)  By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or

(f)        By any party if the payment of any expenses as may be required pursuant to the last paragraph of Section 5.3 are not reasonably acceptable to such party or, in the case of UYR and the UYR Holders, World Media has not advanced or otherwise provided for the payment of any costs that may be incurred by UYR or any UYR Holder.

Section 8.2                      Procedure Upon Termination.  If termination and abandonment of this Agreement is sought, written notice thereof shall be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action, or as agreed.  If this Agreement is terminated, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement except for any expenses payable by World Media pursuant to Sections 5.3 or 5.4; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1                      Indemnity.

(a)           Each UYR Holder, severally and not jointly, agrees to indemnify and save harmless World Media from and against all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of UYR to defend any such claim), resulting from a breach of the representations made by such UYR Holder in Section 4.7 and by UYR in Section 3.4.

(b)           World Media agrees to indemnify and save harmless the UYR Holders from and against all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the UYR Holders to defend any such claim), resulting from a breach of the representations made by World Media in Section 2.4.

Section 9.2                      Non-Merger and Survival. The indemnity provided by each of the UYR Holders and by World Media pursuant to Section 9.1, and the covenants and agreements made by World Media in Article X and by the parties in Article XI, notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein, shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement.  In the event of a breach of any of such indemnity or agreement provided by a UYR Holder or World Media, as applicable, the non-breaching party shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

ARTICLE X

COVENANTS CONTINUING AFTER THE CLOSING DATE

Section 10.1                      Rule 144 Availability.  With a view to making available to the UYR Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a UYR Holder to sell his or her World Media Common Stock without registration pursuant to Rule 144, World Media shall:

(a)           make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times so long as World Media is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)           file with the SEC in a timely manner all reports and other documents required of World Media under the 1933 Act and the 1934 Act; and

(c)           furnish to any UYR Holder, so long as the UYR Holder owns any World Media Common Stock, forthwith upon request (i) to the extent accurate, a written statement by World Media that it has complied with the reporting requirements of Rule 144, the 1933 Act, and the 1934 Act; and (ii) such other information as may be reasonably requested by any UYR Holder to permit his or her sale of World Media Common Stock without registration pursuant to Rule 144.

Section 10.2                      Piggyback Registration Rights.  (a) If World Media proposes to register (including, for this purpose, a registration effected by World Media for World Media stockholders other than the UYR Holders) any of its stock or other securities under the 1933 Act in connection with the public offering of such securities solely for cash, World Media shall, at such time, promptly give each UYR Holder written notice of such proposed registration.  Except in connection with (i) a registration relating solely to employee benefit plans or securities issued or issuable to employees, consultants (to the extent the securities owned or to be owned by such consultants could be registered on Form S-8) or any family members of any such persons (including a registration on Form S-8), (ii) a registration relating solely to a Securities Act Rule 145 transaction or a registration on Form S-4 in connection with a merger, acquisition, divestiture, reorganization or similar event, or (iii) a shelf registration of securities to be issued solely by World Media on Form S-3, upon the written request of each UYR Holder given within twenty (20) days after mailing of such notice by World Media in accordance with Section 11.5, World Media shall cause to be registered all of the World Media Common Stock that each such UYR Holder has requested to be included in such registration, provided, however, that upon any cutbacks of the total number of shares of World Media Common Stock proposed to be included in such a registration statement, the shares to be registered on behalf of the UYR Holders shall be cut back pro rata with the cut back in the number of shares being offered directly by World Media.  All expenses of any such registration statement shall be borne entirely by World Media except for underwriting discounts and selling commissions applicable to the shares being sold by the UYR Holders.  Each UYR Holder who elects to participate in such a registration shall be subject to the same terms and conditions as may be reasonably requested by the underwriters for such offering upon World Media and other participating World Media stockholders.  World Media shall have the right to terminate or withdraw any registration initiated by it subject to this Section 10.2 before the effective date of such registration, whether or not any UYR Holder has elected to include World Media Common Stock in such registration.  All expenses of any such withdrawn registration shall be borne by World Media, including any out-of-pocket expenses incurred by the UYR Holders in connection with such withdrawn registration statement.  Subject to the last sentence of Section 10.2(b) below, World Media shall be obligated to file and cause the effectiveness of up to three (3) piggyback registrations in which shares of World Media Common Stock held by the UYR Holders are included.

(b) If a “piggyback” registration is for a registered public offering that is to be made by an underwriting, World Media shall, in the notice, so advise the UYR Holders. In such event, in addition to the conditions set forth in Section 10.2(a), the right of any UYR Holder to participate in such piggyback registration shall be conditioned upon such UYR Holder’s notification to World Media of his or her desire to participate in such underwriting and the inclusion of all or part of such UYR Holder’s World Media Common Stock in the underwriting to the extent provided herein. All UYR Holders proposing to sell any of their World Media Common Stock through such underwriting shall (together with World Media and any other shareholders of World Media selling their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter selected for such underwriting by World Media or the selling shareholders, as applicable. Notwithstanding any other provision of this Section 10.2, if the underwriter or World Media determines that marketing factors require a limitation on the number of shares of World Media Common Stock or the amount of other securities to be underwritten, the underwriter may exclude some or all of the World Media Common Stock from such registration and underwriting. World Media shall so advise all UYR Holders (except those UYR Holders who failed to timely elect to include any of his of her World Media Common Stock through such underwriting or have indicated to World Media his or her decision not to do so), and indicate to each such UYR Holder the number of shares of his or her World Media Common Stock that may be included in the registration and underwriting, if any.  The number of shares that may be included in the registration and underwriting shall be allocated first to World Media and then, subject to obligations and commitments existing as of the date hereof, to all selling shareholders who have a piggyback or other contractual right to participate in such registration, including the UYR Holders, who have requested to sell in the registration on a pro rata basis according to the number of shares requested to be included therein by all such selling shareholders.  In the event that the underwriter or World Media determines to exclude from the registration more than 50.0% of the shares of World Media Common Stock desired by the UYR Holders to be included in the registration and underwriting in accordance with this Section 10.2(b), such registration and underwriting shall not be deemed to be a piggyback registration for purposes of the last sentence of Section 10.2(a) above.

No World Media Common Stock excluded from the underwriting by reason of the underwriter’s marketing limitation described in the preceding paragraph shall be included in such registration. If any UYR Holder disapproves of the terms of any such underwriting, such UYR Holder may elect to withdraw such UYR Holder’s shares of World Media Common Stock therefrom by delivering a written notice to World Media and the underwriter. The shares of World Media Common Stock so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such shares, a greater number of shares of World Media Common Stock held by other UYR Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then World Media shall offer to all UYR Holders who have included shares of his or her World Media Common Stock in the registration the right to include additional shares of World Media Common Stock pursuant to the terms and limitations set forth herein in the same proportion used above in determining the underwriter’s marketing limitation.

Section 10.3                      Co-Sale Rights. If any Key World Media Stockholder (as defined below) proposes to sell or exchange any or all of his or its World Media Common Stock for cash or securities of any other entity, World Media shall, at such time, promptly give each UYR Holder written notice of such proposed sale or exchange or cause such Key World Media Stockholder to provide such notice.  Upon the written request of each UYR Holder given within twenty (20) days after the mailing of such notice by World Media or Key World Media Stockholder in accordance with Section 11.5, World Media and the participating Key World Media Stockholders shall cause to be sold or exchanged in such transaction all of the World Media Common Stock that each such UYR Holder has requested to be included in such transaction, provided, however, that upon any cutbacks of the total number of shares of World Media Common Stock proposed to be included in such a transaction, the shares to be sold or exchanged by the UYR Holders shall be cut back pro rata with the cut back in the number of shares being sold or exchanged by the Key World Media Stockholders participating in such transaction.  Each UYR Holder who elects to participate in such a transaction shall be subject to the same terms and conditions as may be agreed upon by the participating Key World Media Stockholders.  The participating Key World Media Stockholders shall have the right to terminate any transaction initiated by him or it subject to this Section 10.3 before the closing of such transaction, whether or not any UYR Holder has elected to include any or all of his World Media Common Stock in such transaction.  All expenses of any such terminated transaction shall be borne by the participating Key World Media Stockholders, including any out-of-pocket expenses incurred by the UYR Holders in connection with such terminated transaction.  In the event that a transaction subject to this Section 10.3 is consummated in violation of the terms of this Section 10.3, World Media shall purchase for cash all shares of World Media Common Stock that each UYR Holder would have been eligible to sell or exchange in such transaction, if so requested by a UYR Holder.  If such transaction involved the exchange of World Media Common Stock for other securities, World Media shall pay to the UYR Holder cash in the amount of the fair market value of such securities as mutually agreed between World Media and the UYR Holders or as determined by a nationally recognized third party appraiser selected by the UYR Holders, the cost of such appraisal to be borne entirely by World Media.  For purposes of this Section 10.3, the term “Key World Media Stockholder” shall mean any person or entity who as of the date hereof is, or subsequently becomes, a World Media director, executive officer, owner of 5% or more of the then outstanding World Media Common Stock, or any family member or affiliate of any such person or entity.

Section 10.4                      Anti-Dilution Rights.  As of the Closing Date, the 30,000,000 shares of World Media Common Stock being issued to the UYR Holders pursuant to this Agreement shall constitute 18.14% of the then outstanding shares of World Media Common Stock, and 13.31% of the then outstanding shares of World Media Common Stock on a fully diluted basis (the “UYR Percentage”).  World Media shall not issue any additional shares of World Media Common Stock that would reduce the UYR Percentage (as such on the date thereof, absent the issuance of additional shares to the UYR Holders to maintain the UYR Percentage as such on the date thereof), except as follows:

(a)           shares of World Media Common Stock issued or issuable as a dividend, stock split or other distribution on the World Media Common Stock on a pro rata basis to all holders of World Media Common Stock;

(b)           shares of World Media Common Stock issued or issuable to directors, officers,  employees or consultants of World Media pursuant to an incentive plan approved by the World Media board of directors and by the stockholders of World Media, which securities in the aggregate would amount to less than 10% of the outstanding shares of World Media Common Stock on a fully converted basis as of the Closing Date;

(c)           shares of World Media Common Stock issued or issuable in connection with bona fide acquisitions, mergers or similar transactions, or as a component of any corporate strategic relationship the purpose of which is other than the raising of capital, the terms of which are approved by the World Media board of directors and, if such aggregate number of shares would equal or exceed 20% of the outstanding shares of World Media Common Stock on a fully converted basis as of the Closing Date, also are approved by the holders of at least a majority of the then outstanding shares of World Media Common Stock;

(d)           shares of World Media Common Stock issued to unrelated third parties in an arms’ length transaction at fair market value as determined by the price of a share of World Media Common Stock on a national stock exchange or, if World Media Common Stock is not listed on a national stock exchange, as determined in good faith by the World Media board of directors;

(e)           shares of World Media Common Stock issued in an underwritten public offering pursuant to an effective registration statement filed with the SEC;

(f)           shares of World Media Common Stock (or other equity of World Media or equity linked World Media securities) issued in a bona fide private placement offering to unrelated third parties in an arms’ length transaction approved in good faith by the World Media board of directors, provided, however, such an offering may allow for related parties of World Media to purchase up to 25% of the aggregate amount of securities being sold in such offering; or

(g)           100,000 shares of World Media Common Stock issued to World Media’s outside counsel on or following the Closing Date on such terms as have been agreed upon between World Media and such counsel prior to the date hereof.

If the existing $400,000 of convertible debt owed to an affiliate of management (referred to in paragraph 2.4 above) is converted to equity, then additional shares shall be issued to the UYR Holders to maintain the UYR Percentage on the date thereof.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1                      Non-Survival of Provisions.  Other than as expressly agreed in Section 9.2, the respective representations, warranties, covenants and agreements of each of the parties to this Agreement shall expire immediately following the Closing and the consummation of the transactions contemplated by this Agreement.

Section 11.2                      Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or disclosure with respect to this Agreement (including making this Agreement publicly available in any fashion, including without limitation the filing of this Agreement with the SEC or any other governmental agency or regulatory authority) and shall not issue any such press release or make any such public statement without the consent of the other parties.

Section 11.3                      Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 11.4                     Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 11.5                      Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to UYR, to:

Up Your Ratings, Inc.
1717 Dixie Highway, Suite 650
Ft. Wright, KY 41011
Attn: Randy Michaels, President

with a copy to:

Graydon Head & Ritchey LLP
1900 Fifth Third Center
511 Walnut Street
Cincinnati, OH 45202
Attn: John J. Kropp, Esq.

If to World Media, to:

World Media Corp
5025 West Lemon Street, Suite 200
Tampa, FL 33609
Attn.: Thomas Bean, Chief Executive Officer

with a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attn:  Richard Friedman, Esq.

If to the UYR Holders, to the names and addresses as set forth on Exhibit A hereto, with a copy to Graydon Head & Ritchey LLP at the address set forth above; or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 11.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 11.5.

Section 11.6                      Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 11.7                      Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 11.8                      Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 11.9                      Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 11.10                      Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Ohio located in Hamilton County, and/or the United States District Court for the Southern District of Ohio, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 10.5.

Section 11.11                      Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12                      Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Ohio without giving effect to the choice of law provisions thereof.

Section 11.13                      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

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[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the date first above written.

IO WORLD MEDIA, INC.

By:
Name:	Thomas Bean
Title:	CEO

UP YOUR RATINGS, INC.

By:
Name:	Benjamin Homel aka Randy Michaels
Title:	CEO

UYR HOLDERS:

By:
Benjamin Homel aka Randy Michaels

By:
Benjamin Homel aka Randy Michaels

By:
Mark D. Thompson aka Marc Chase

Saxet Consulting, LLC

By:
Benjamin Homel aka Randy Michaels